Exhibit 10.9

Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request. Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission. The omitted portions of this document are marked with a ***.

Year 2011

AUTHENTIC DOCUMENT

of

CONTRACT FOR THE SUPPLY, INSTALATION AND
OPERATION OF AN ENERGY STORAGE SYSTEM

GRANTED FROM
INVERSIONES ENERGETICAS S.A. DE C.V.

TO

ALTAIRNANO

Lic. Ana Maria Cáceres Seoane
Lawyer and Notary

On the one hand, Lic. NICOLAS ANTONIO SALUME BABUN, of legal age, of Salvadoran nationality, Business Administrator, with this address, holder of the sole Identity Document number zero two zero six two five three two - five, who appears in his capacity of President and Legal Representative, acting on behalf of INVERSIONES ENERGÉTICAS, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, that can be abbreviated as INE, S. A. DE C. V., in this address, with Fiscal Identification Number: zero six one four – three zero zero one zero four – one zero one – eight, who hereinafter will be called “INE” who has been duly authorized to enter this Contract.

And on the other hand, JOSE MIGUEL APARICIO, of legal age, of US nationality, Executive, residing in Nashville, Tennessee, United States of America, who appears in his capacity of Special Representative of Altairnano, Inc., a Nevada corporation with address in Reno, Nevada, United States of America, formed and existing according to the laws of the State of Nevada, United States of America, which will be hereinafter referred as the “Contractor.”

As a consequence of the negotiation, the ones appearing, expressing the legal capacity they hold, have agreed to execute the current contract which will be governed by the following clauses:

SECTION 1. CONTRACT PURPOSE

The present Contract has the purpose of supplying, installing and putting in operation a commercial Energy Storage System, which enables fast response frequency regulation in the Talnique Central Power Station, located on Calle Antigua at Jayaque and Calle Canton at Los Sitios, the Transito Canton, Municipality of Talnique, Department of La Libertad, in the Republic of El Salvador.

SECTION 2. SCOPE

Based on the above section, the Contractor is bound to commercially supply, install and put in operation, as established in Exhibit A, including detailed design and engineering services, manufacture, transportation and equipment assembly, construction of civil and electromechanical works, supply of necessary equipment, and put into commercial operation of all the required equipment, for ten (10) Energy Storage Units of 1MW each, with a total capacity of 10MW, in the Talnique Power Station, El Salvador, and integrate the system with the existing control room. The ALTI_ESS units will be installed in the area situated in the southeast of the expanded machinery. Also, additional equipment will be integrated in the medium voltage room, the low voltage room or the control room and others that will be required for their functioning; all according to what is established in the Contractual Documents of Section 4 CONTRACTUAL DOCUMENTS, of this Contract.

SECTION 3. DEFINITIONS

For the purpose of this Contract, the following terms will have the meaning assigned below:

"Provisional Acceptance Certificate": means the document issued by both parties certifying that the contractor has completed the work and conducted the commercial operation testing, to the satisfaction of INE, according to the specifications in the contractual documents.

“Final Reception Certificate”: means the document issued by both parties certifying that the Contractor has completely moved out of the site, that all work in the Pending or Punch List has been completed, that INE has received the drawings “according to the work,” operational manuals and maintenance, and that it states that the Power Storage System has been satisfactorily completed.

"RECORD AND TERMINATION CERTIFICATE " is signed by INE and the Contractor, when (the contractor)  is has finally completed any of the events set forth in the form and contract payment terms, and may continue with the following process and does not relieve the contractor of its contractual responsibilities. The records and certificates to be issued are:

a) "Cell Manufacturing Certificate ": where the contractor has delivered the inventory of 23,020 cells identified by codes in the town of Anderson, Indiana, United States of America.

b) "Acceptance certificate of manufacturing testing of six (6) modules" where the contractor has completed all manufacturing acceptance tests for each ALTI-ESS modules from 1 to 6.

c) "Acceptance testing certificate at the factory of four (4) modules" where the contractor has completed all ALTI-ESS manufacturing acceptance tests for each of the modules of 7 to 10.

d) "Civil Work Completion Certificate" when the contractor has completed the foundation construction and ancillary work, and is ready to begin the equipment assembly.

e) "Acceptance certificate on the site of six (6) modules" when it is received at the site the work modules 1 to 6 according to the technical detail provisions. f) "Acceptance Certificate at the site of the last four (4) modules": upon receipt at the site of the work modules 7 to 10 according to the established technical specifications. g) "Electromechanical assembly completion certificate" when the contractor has completed the electromechanical assembly of ten (10) modules and its auxiliary and is ready to begin the Operation Test Procedures.

“Performance Test Certificate”: document issued by both parties in which it is specified that the tests have been successfully completed to INE’s satisfaction and that the Power Storage System is ready for Commercial Operation, according to Exhibit H.

"Provisional Acceptance Certificate": document issued by INE, after verification that the work has been completed, according to contract specifications; this document will be issued 10 business days upon issuance of the provisional acceptance certificate, upon the presentation of the quality assurance certificate and guarantees of good work, approved by INE. In addition, built plans, operation and maintenance manuals.

“Final Work Completion Certificate”: issued by INE which means that the Contractor has completely moved out of the site, that all items in the Pending or  Punch List have been completed, that INE has the drawings in accordance with work and that it declares that the Power Storage System is satisfactorily completed and the Contractor is released from any additional performance and obligation, except for those established in the Warranty and any indemnifications specifically established which will survive the termination of this Contract, according to the format attached hereto as Exhibit M

"Contract": is the voluntary agreement under which, INE and the contractor, established the conditions, rights and obligations arising through the execution of the agreement for the Energy Storage System.

"Turnkey Contract" without prejudice to the internationally recognized definition for this contract is the turnkey contract is the mode in which the contractor performs all engineering services, design work, construction, equipment supply, assembly, startup, technology transfer and implementation of the Energy Storage System. It is forbidden in such contract the introduction of change orders. And price adjustments, as well as the time execution will not be subject to change, except in case of force majeure.

“Contracting Party”: means INE, S. A. DE C. V., a corporation formed and existing under the laws of the Republic of El Salvador.

“Contractor”: means Altairnano, Inc., a corporation formed and existing under the laws of the State of Nevada, United States of America.

“Days”: means calendar days.

“Business Days”: means Mondays through Fridays, excluding any national or state holiday of the El Salvador or of the United States of America, which is applicable to the place where INE has its corporate office.

“Project Director”: means the official appointed by INE to direct, coordinate, verify and accept or reject, totally or partially, the work; whom will be directly responsible for the adequate execution and performance of the contract; likewise, (the Project Director) will be the link between INE and the contractor.

“Dollars”: means dollars of the United States of America.

“Battery Module Assembly”: means the assembly process of battery cells in the battery modules to be used under this Contract.

“Performance Bond”: document that guarantees the contractor properly meets all contractual obligations, according to Exhibit “O”.

“Warranty Work Bond”: document that guarantees the contractor will respond to failures and malfunctioning occurred during the warranty period, according to Exhibit “P”.

“Project Manager”: means that person appointed by Contractor to coordinate the performance and verification of the work of the Energy Storage System, and to whom all matters and questions must be directed during the Term of commissioning of the Energy Storage System.

“Site Civil Works”: means the civil works to be performed at the site for the installation of the equipment.

“Commercial Operation”: means the date on which Contractor has completed the Electrical-Mechanical Completion Certificate, the Operation Test Certificate and the Provisional Reception Certificate.

“Operation Test Procedure”: means the Operation Test Procedure described in Section 32 and attached hereto as Exhibit F.

“Milestone Schedule”: means the delivery dates for the main components of the works as per this contract, and the dates the works are started and completed.

“Acceptance Test”: means the ALTI-ESS is operating as of completion of the installation substantially in accordance with the Operation Test Procedure, Exhibit F.

“Pending List”: means a document agreed to by both parties, listing the minor works that do not comply with the specifications of the Contract, and which do not affect the functions or operation of the system and are pending correction or completion.

“Storage System”: is the set of energy storage equipment “ALTI-ESS” and all of the ancillary equipment.

“Site Supervisor”: means the person identified and authorized by the Contractor to supervise Site Civil Works, the installation work at the site and the necessary inspections that may be performed by the Contractor.

SECTION 4. CONTRACTUAL DOCUMENTS

The following documents are an integral portion of this contract, full binding force by both parties:

Exhibit A. Project Supply Scope
Exhibit B. Specialized System Equipment
Exhibit C. Milestone Work Schedule
Exhibit D. Insurance Coverage
Exhibit E. Warranty Certificate
Exhibit F. Performance Test Procedure
Exhibit G. System Operating Parameters
Exhibit H. Performance Test Minutes
Exhibit J.  Provisional Reception/Acceptance Certificate
Exhibit K. Electrical-Mechanical Completion Certificate
Exhibit L. Order of Initiation Letter
Exhibit M. Final Completion Certificate
Exhibit N. Contractor Bid delivered to INE 10MW Project, Document No. 3331765R1 dated February 3, 2010
Exhibit O. Performance Bond
Exhibit P. Warranty Work Bond

b) Contractor Bid delivered to INE 10MW Project, Document No. 3331765R1 dated February 3, 2010

This contract shall prevail in case of a discrepancy, over the above mentioned documents and these shall prevail in the order indicated. These documents are complementary, and any work required in one (of them) is equally binding, as is required in all.

SECTION 5. TEMPORARY IMPORT OF CONTRACTOR’S MACHINERY

1.	Import procedures for any machinery and equipment that could be temporarily needed to perform the installation of the ALTI-ESS will be at the expense of the Contractor.

2.	The Contractor shall be responsible, at its own expense, for obtaining and maintaining current any permit that may be required for the import of such machinery.

SECTION 6. WORK EXECUTION TERM

The Work Execution Term to achieve the Commercial Operation will be within 425 days from the initiation order date issued.

The initiation order will be issued by INE, when the following conditions have been met:

-  Acceptance by INE of the performance bond, and
-  Compliance with the conditions contained in Section 46 of this contract; that is the authorization from the proper authority.

If at any time the Contractor is delayed with regard to the Work Performance Schedule, INE’s Project Director and/or Supervisor may require that it increases its personnel and equipment, or increases its operations to comply with the established timeline. The Contractor must establish definitive procedures to recupe lost time. The proposed procedures will be subject to the approval of the Project Director and/or the Supervisor. This order will not represent any additional cost to INE.

INE will not be responsible for assigning the contractor’s personnel and equipment or for obtaining materials, supplies or any other service.

SECTION 7.  SPECIALLY PROHIBETED

Because of the nature of this Contract, it is expressly forbidden:

a)	To introduce change orders;
b)	To adjust contracted prices; and
c)	To modify performance term.

Because of the above, both parties declare that the price indicated in Section 9 OBLIGATION TO PAY, of this Contract, includes and covers any type of unforeseen expenses related to the execution of this Contract, the work defined in the offer and other components, and it assumes that any work done by the Contractor, even when it represents additional work due to technical, administrative or legal matters, will not imply additional costs or increases in the contractual terms.

SECTION 8.  INE’S RESPONSIBILITIES

INE will be responsible for:

(a)           Supplying electricity and potable water at the facility site. Delivery will be at a set point, so the Contractor can do the needed installations at its own expense.

(b)           Deliver to the Contractor, within fifteen (15) after issuing the initiation order, all necessary documents and drawings, provided that they are available to INE, so the Contractor can obtain all the ***.

(c)           Timely revision and approval of the list of items to be tested for Electrical-Mechanical verification by the Contractor to be used during the commissioning of the system; said approval cannot be denied or delayed by INE, provided that the Contractor complies with the policy for each specific use and has the updated calibration certificates.

SECTION 9.  PAYMENT OBLIGATION

The total Contract amount is seventeen million nine hundred and sixty seven thousand nine hundred and eighty five 00/100 US$ ($17,967,985.00) (the “Contract Amount”). All the prices in this Contract are stipulated in Dollars of the United States of America (“US$”).

This amount does not include taxes for the Property Transfer and Services Rendered (IVA), which must be covered by INE.

SECTION 10. PAYMENT METHOD AND CONDITIONS

1) Payment Method

INE will make payments via direct payment (wire transfers or account payment). The payments will be made within a maximum period of 20 days, after the Contractor presents the complete documentation at the Treasury; and it is approved by INE, within a maximum period of 5 days.

To guarantee INE’s obligation as it is established in the previous paragraph, a guarantee of 10% will be assigned for a value of ten per cent (10%) of the contract amount.

2) Payment Conditions

INE will pay the contractor the contracted amount, by previously presenting and accepting the fulfillment established, according to the following conditions:

INE will pay the Contractor one hundred percent (100%) of the contractual amount, equivalent to SEVENTEEN MILLION NINE HUNDRED AND SIXTY SEVEN THOUSAND NINE HUNDRED AND EIGHTY FIVE DOLLARS OF THE UNITED STATES OF AMERICA (US$17,967,985.00), as follows:

I.
*** after presenting of one (1) original and two (2) copies of the corresponding pro forma invoices authorized by INE, together with one (1) copy of the shipping documents from the shipping documents from the Contractor’s warehouse or any other storage facility to the manufacturer of *** kilogram cells of “Lithium Titanate Oxide” material.

II.	*** after presenting one (1) original and two (2) copies of the corresponding pro forma invoices authorized by INE, together with one (1) copy of the cells manufacturing certificate***.

III.	*** prorated after presenting one (1) original and two (2) copies of the corresponding pro forma invoices authorized by INE, together with one (1) copy of proof of test acceptance of six (6) modules.

IV.	*** after presenting one (1) original and two (2) copies of the corresponding pro forma invoices, authorized by INE, together with one (1) copy of proof of test acceptance of four (4) modules.

V.	*** after presenting one (1) original and two (2) copies of the corresponding pro forma invoices, authorized by INE, together with one (1) copy of the civil work completion certificate.

VI.
*** after presenting one (1) original and two (2) copies of the corresponding pro forma invoices, authorized by INE, together with one (1) copy of the acceptance certificate at the site of the first six (6) modules.

VII.
*** after presenting one (1) original and two (2) copies of the corresponding pro forma invoices, authorized by INE, together with one (1) copy of the acceptance certificate at the site of the last four (4) modules.

VIII.	*** after presenting one (1) original and two (2) copies of the corresponding pro forma invoices, authorized by INE, together with one (1) copy of the Electrical-Mechanical Completion Certificate.

IX.
*** after presentation of one (1) original and two (2) copies of the corresponding pro forma invoices, authorized by INE, together with one (1) copy of the Commercial Operation Certificate, signed by INE representatives and the Contractor.

X.	*** after presenting one (1) original and two (2) copies of the corresponding pro forma invoices, authorized by INE, together with one (1) copy of the Final Acceptance Certificate, issued by INE.

SECTION 11. WARRANTIES

Contractor must provide at its own expense, in favor of INE and issued by a bank, the insurance company or other financial entity with legal address in El Salvador and authorized by the Superintendent of the Financial System of El Salvador, the following warranties in Dollars of the United States of America – Contract Performance Bond.

The performance bond will be in the amount of *** equivalent to *** percent (***%) of the contract amount, and must be presented to INE within fifteen days after the date of communication that INE does to the Contractor  of the approval of the proper authority that is referred in Article 47, and it will be in effect until one after the Provisional Acceptance Certificate is issued, as established in Section 28 of the current contract.

This warranty will serve to secure due compliance of all sections established in the contract, the contractual documents, and that the work will be delivered and accepted by INE to its complete satisfaction.

Work Warranty:

Contractor must provide at its own expense, a Work Warranty on behalf of INE, in the amount of *** equivalent to *** percent (***%) of the contract amount, which must be presented to INE within ten days after the Commercial Operation Certificate is issued and must be in effect for a period of *** months from the issued date until the Final Work Acceptance Certificate is issued, which it must be extended in case that there are warranty claims in process.

Claims that arise during the warranty term must have an additional warranty of one year, from the date that this (problem) has been solved.

This warranty will serve to ensure that the Contractor will be responsive for failures and malfunctioning that are attributable to it during the period of the Contract warranty.

The aforementioned bonds previously mentioned must be submitted for approval to INE’s administrative offices, and (it should be) addressed to the Project Director.

SECTION 12. SOCIAL BENEFITS AND THIRD PARTY INDEMNIFICATIONS

Payments for Social Security premiums for all its employees at the worksite, indemnifications in case of work (related) accidents, termination and other labor benefits established by Law will be covered by the Contractor.

Contractor will be responsible for any claims for personal damages, including death, which could occur under the contract.

SECTION 13.  FORCE MAJEURE OR FORTUITOUS (ACT OF GOD)

Notwithstanding the provisions of the Civil Code, for the purposes of this Contract, it will be understood by "Force majeure or act of God" any unforeseeable event that beyond the reasonable control of INE or the Contractor, is the product of man or force of nature, and is inevitable, despite the care exercised by the affected party, during the period of execution of the Contract and before the liquidation thereof.

If one of the parties is prevented, hindered or delayed from complying with any of its obligations established in the Contract, due to a force majeure event, it will notify the other party within seven (7) days after the event has occurred, give the circumstances of said event and provide evidence of its nature and origin; and in a similar manner, it will notify the other party as soon as possible when the situation goes back to normal, within a period not to exceed three (3) days starting on the day the situation again gets back to normal. The party that makes such notification will be excused from complying or complying in time with its obligations, as per the Contract, during the time the pertinent force majeure event continues and to the extent in which compliance with the obligations of that party is prevented, hindered or delayed.

SECTION 14. ASSIGNMENT

Contractor may not assign the Contract, nor can it grant to any other person its participation in it, or assign the right to collect any amount of money to which it is, or could be, entitled with regard to the Contract, without prior written approval from INE. In case this approval is granted, the contract assignment will not release the Contractor from its complete responsibility to comply with the obligations of the Contract.

INE may assign the Contract to any corporation in which there is a majority shareholder, without prior authorization of the Contractor, but upon thirty day’s notice (30) of it. If this is the case, INE will not be released from its responsibility to comply with all Contractor’s obligations.

SECTION 15. ADDITIONAL OBLIGATIONS

(i)           Civil Work in Situ: The Contractor will be responsible for performance of Civil Work at the INE’s facility in Talnique. The Contractor will be responsible for the procurement of the corresponding local construction permits.

(ii)           INE will have the right to review and approve all the Contractor’s engineering drawings. INE will have ten days after receiving any engineering drawings for revision and reject or accept those engineering drawings; otherwise, it will be deemed that INE’s approval of those engineering drawings has been granted.

The approval of the drawings on the part of INE does not release the Contractor from its responsibility to design the job.

(iii)           System Training
Contractor will provide INE two weeks of instruction and training for up to ten (10) people regarding the operation and maintenance of the system. Training will include one session of five consecutive days and will take place at the Contractor’s facility in Anderson, Indiana, United States of America, followed by a single session of five (5) consecutive days to take place in the Talnique’s station. Training on the system includes travel allowance and lodging, airplane tickets and local transportation for INE’s employees receiving training. Likewise, all expenses related to the INE’s personnel attendance during certification tests at the factory. Training will cover:

•	Energy Storage Introductory Course
•	ALTI-ESS Ancillary Systems
•	ALTI-ESS Operation
•	ALTI-ESS Maintenance
•	ALTI-ESS System Control

(iv) System Commissioning / Putting the System in Operation

Contractor will provide the technical personnel required to commission or put into operation each block of the *** system, partial commissioning in situ, and total commissioning in situ, including the commissioning of communications, network protection controls, SDC system, electrical cables installation, connection in low voltage room, installation of medium voltage switch, receptacles, civil work and electrical work to accommodate any required interconnection. The commissioning procedure will verify the condition of the energy module, the electricity control system and the system as a whole, including communication signals and compliance with IEEE 1547. Contractor will supply the spare parts for the commissioning at the Facility and initiation of Performance Tests.  All the spare parts supplied by the Contractor, as per this Section which are not used to commission the Facility and operations of the Functioning Test, will remain property of INE.

INE shall provide temporary electricity and water during the construction phase and the energy to activate the system; INE will cover the cost of the electricity used during testing and commissioning of the system; INE will be responsible for providing and covering the cost of internet connection for the data transmission system to monitor the system; INE will provide the necessary access to employees of the Contractor and Subcontractor for installation in situ; INE will provide information regarding the safety of the facility and Industrial Safety at Talnique for Contractor’s and Subcontractor’s appointed personnel.

(v)           Shipment. Shipment will be DPA DEFINICION INCOTERMS 2011

INE will provide Contractor the information for labeling and identifying for goods import.

SECTION 16. SUBCONTRACTORS

Contractor could enter into subcontracts for the execution of any part of the civil, electro-mechanical and associated work, with objection from INE, having INE the right to ask for information regarding the subcontractor’s experience. If during the execution of the work it is found that any subcontractor is incompetent, INE will notify the Contractor, who will take measures to cancel the subcontract.

None of the provisions of the Contract will result in a contractual relationship between Subcontractors and INE, therefore, (INE) will never be liable for pending payments or other charges presented to them. Contractor is legally liable for damages caused by its Subcontractors, as if (Contractor) had caused them.

The Contractor must make sure that subcontractors comply with INE’s Industrial Safety Regulations and general regulations adopted by INE, which involve subcontractors.

SECTION 17. CONTRACTOR’S SPECIFIC RESPONSIBILITIES

During the execution of the work, Contractor must:

a)
Provide and maintain at work sites, adequate first aid instruments and medications to treat cases related to common illness or accidents. These supplies and medications will be, at least, the same as the ones required on the subject by Salvadoran laws, regulations and ordinances.

b)	Carry out import procedures for any machinery and equipment, whether temporary or permanent, under its responsibility.

c)	Obtain and maintain current, at its cost, any permit required for the execution of work.

d)
Take the necessary sanitary measures to maintain and protect the workplace, as well as workers, and public and private property, in accordance with the requirements and regulations of the proper authorities, and what it is established in the contractual documents.

At all times keep the work and storage areas free of waste, accumulated materials or trash. Before final inspection all excess materials, temporary structures and rubble must be removed or disposed of satisfactorily, and the site must be left in clean condition to INE’s satisfaction.

e)
All temporary facilities erected in the work site will be built soundly and safely. After completing the work and before final payment is made, the contractor should remove all its facilities and dirt must be used to fill the excavated areas where water and waste buildup can occur, such as tank holes, foundations, fuel tanks, among others and leave the worksite in clean condition. There will be no payment to the contractor for the construction and removal of such facilities, which include, but are not limited to: banners, warehouses, drainage, sanitation services, potable water, electricity, telephones, etc.

f)	Telephone services, etc. to be used by the contractor during the execution of the work will be at its own expense.

g)	Access to the worksite must be adequate when necessary and (it should be) maintained in good condition. Expenses incurred by the Contractor for this purpose will be at its own expense.

h)
Contractor will be responsible for the safety and protection of its personnel and the persons who have access to the worksite, and it will use all necessary means to reach that level of safety in order to ensure continuity of the found service systems. These means shall include, but will not be limited to: placing signs, supplying walls/barriers, warning notices and preventing access without authorization to system service areas, dangerous areas, or where work is being performed.

i)	Provide necessary information and technical assistance at the request of INE in order to obtain the permits from the proper authorities for the commercial operation of the system.

j)
Require that Subcontractors provide: Evidence of ISSS solvency (Salvadoran Social Security Institute), from the General Internal Tax Agency of the Ministry of Finance, to the municipal authorities of the legal address of subcontractor, or where this is operating, and the Pension Fund Administrators (AFP), including the Armed Forces Social Provision Institute (IPSFA).

SECTION 18.  WORK CORRECTIONS

While the contract is in effect and until the completion of the contract warranty, the contractor must promptly repair and/or remove and replace without cost to INE, any work and/or equipment that appears defective, is inadequate or is not found to be in accordance with the contract.

If within fifteen (15) days after the contractor has been notified, it refuses or neglects to make the necessary repair changes to comply with the contract obligations, INE may make such repairs/corrections and make the necessary payments, which will be deducted from payments owed to the contractor and put them into effect through the Performance Bond or Warranty Work Bond. Contractor will guarantee that the work will be of the best quality and satisfactory; in all aspects on behalf of INE.

SECTION 19.  DELAYS

The performance period may not be modified, except in the case of Act of God or force majeure, legally proven and documented.

SECTION 20.  WORK SAFETY

Contractor will take all necessary precautions for the safety of the individuals and property and will comply with all applicable requirements (established) by the laws related to work safety and other labor laws and construction regulations from El Salvador.

In an emergency which impacts the safety of individuals or property, or endangers the neighboring properties, the contractor, without having to receive special instructions or authorization from the Supervisor, will proceed at its discretion to take the pertinent measures to prevent the threat of loss or damage.

Contractor and subcontractors must provide to each of their workers all personal protection equipment, such as helmets, goggles, masks, adequate footwear, ladders, etc. and all safety devices and everything else needed for their safety. If the contractor does not provide these items, INE may suspend contracted work services without any liability to it, and without prejudice to the corresponding legal and contractual sanctions.

In damage cases caused to any person or third-party property, the contractor will be directly responsible.

SECTION 21.  PROPERTY PRESERVATION

Contractor shall protect INE’s property from any damage, as well as property of third parties that are found to be close to the Project area, or that they are in any other way affected by it.

The properties that suffer damages due to the activities of the contractor will be rebuilt without delay and without cost to INE, leaving them in similar condition to the ones they had before the damage was caused; otherwise, the contractor will adequately indemnify the party affected by the damage.

SECTION 22.  LAWS, REGULATIONS AND TAXES

The contractor must obtain information on all laws, regulations, and agreements on taxes applicable in El Salvador for contract signing and performance, and abide by them. Prices in the offer do not include the Value Added Tax (VAT).

INE considers that the presented offer and prices proposed include the compliance provisions with all applicable fiscal obligations. In any case, the contractor is the only one responsible for the verification and tax laws applicability on all the items (related) to its offer.

SECTION 23.  CONTRACTOR’S PERSONNEL

The Contractor must provide INE its organizational chart during the first work meeting before it starts the work, and include the curriculum vitae and work experience for all members of its team.

INE at any time could request the replacement of any of the proposed workers or that are already working on the Project, if they are undesirable in INE’s opinion.

Some of the reasons for a person to be undesirable are listed below:

a)	Repeated worker negligence.

b)	Immoral acts performed either inside or outside the Project site.

c)	Committing acts that disrupt the functioning of activities or alter normal work progression.

d)
Causing, through malice or negligence, material damages to buildings, machinery, raw materials, work, installations and other objects related to work; or for injury intentionally or through negligence; any other property; or economic interests of INE or the Contractor.

e)	Endangering, through malice or negligence, the safety of another person at the Project site.

f)	Overtly and repeatedly disregarding the preventive measures and procedures to avoid risks in the workplace.

g)	Ingest alcoholic drinks or using narcotics, or drugs in the workplace, or coming to work or performing job duties drunk or under the influence of narcotics or drugs.

INE’s Project Director could request that the Contractor fill in the vacancies left by any member of its staff, in case of death or resignation. When personnel replacement is necessary, the contractor must present INE’s Project Director, for approval, the curriculum of at least three professionals with same qualifications as the person to be substituted.

SECTION 24.  DOCUMENTS AND REPORTS

DOCUMENTS
The Contractor must deliver to INE’s Project Director, when the work is finished, four (4) printed copies of the following documents; I) “As built” drawings, II) Three (3) copies in Spanish and one in English of the operations and maintenance Manuals, including civil work.

REPORT RELATED TO WORK PROGRESS
The Contractor must deliver to INE’s Project Director a monthly report on work progress as agreed in the Procedures Manual.

During the first meeting at the start of work, the parties will agree what format will be used for presenting the report of work progress.

SECTION 25.  INDEMNIFICATION

Contractor’s liability for the aforementioned damages shall be in accordance with what common law establishes in accordance with articles 1791 and 2254, paragraph 1, of the Civil Code. The Contractor’s liability period will be counted from the initial order until the date of Final Acceptance Certificate.

The Contractor shall indemnify and hold harmless INE and its employees, consultants, agents, successors and assignees, from any action, complaints, claim, request, loss, cost, damage, process, procedure, tax or expenses, including reasonable lawyer’s fees which could be presented against them or could arise with regard to any of the following:

a.
Any damage or injuries to any person or to any property that may arise as a consequence of the execution and operation of the ALTI-ESS facility, such as those derived from work defects, under the understanding that the Contractor’s liability in accordance with this item (a), shall be limited to the amounts of the insurance policies that the Contractor shall keep in accordance with the Liability Insurance immediately preceding.

b.
Any breach to any permit, license, trademark, or any other right that may be used with regard to the construction, ownership or operation of the Station or units caused by the Contractor or its Subcontractors.

c.	Any failure to comply with any provision of any applicable laws by Contractor, its agents, or any subcontractor, or supplier.

d.
Any claim for damages to highways, roads, bridges, or any other transportation road or facilities that may be caused during transportation of personnel or materials, or from keeping them in the facility site by the Contractor or its Subcontractors.

In turn, INE shall be liable before the Contractor in the cases mentioned above only on count of its own negligence, and it shall indemnify the Contractor in the same manner.

It is understood by the parties that, in no case will the combined total amount of the damages and injuries under this Contract, which either party may claim from the other, exceed 10% of the Contract amount.

SECTION 26.  CONFIDENTIALITY

Each party agrees to keep this Contract, including all its clauses, in strict confidentiality and not disclose or cause to be disclosed to any third party without the written consent of the other; however, disclosure will be permitted in case that it is indispensable to comply with the obligations hereunder or in the following cases: a) A court or authority, that has jurisdiction on the subject, requires the party to disclose it; b) If the disclosure is required by law, regulation or by administrative order; and c) If the disclosure is made to an affiliate company, counsel of the contracting parties, banking or credit institution involved in the negotiations or purchases of one of the parties, its shares or assets, and only in case that those entities agree to keep the information under strict confidentiality.

SECTION 27.  CERTIFICATES OF RECEIVING PARTIAL WORK

As one phase of the work reaches completion, work was manufactured o any product received according to what is established in Article 10, PAYMENT CONDITIONS AND METHODS, the Contractor and INE will sign the corresponding partial acceptance certificate. INE must make a thorough inspection in order to verify that the work has been completed in accordance with corresponding design and specifications. The inspection will be carried out in the presence of the Contractor, or of one of its representatives appointed to that effect; likewise, the Project Director or person authorized will prepare and sign the corresponding Partial Acceptance Certificate for INE, whom will notify the Contractor about the work performance or rejection within the following five (5) business days. In case the Partial Acceptance Certificate is not issued within the established period, it will be understood that the work has been accepted by INE. INE will not delay or retain without reason the acceptance of such certificate. In case of work rejection, INE shall notify the contractor, indicating the defects found, so that they can be corrected.

SECTION 28.  PROVISIONAL WORK ACCEPTANCE

When the work specified in this contract has been completed and the plant is ready to enter commercial operation in a continuous and safe manner, because the tests according to Operation Testing Procedures have been performed, according to established technical specifications, the Contractor shall give written notice to INE Project Manager, who shall proceed to make a careful inspection with the purpose of verifying the work that has been performed in accordance with the corresponding specifications. The inspection will be done in the presence of the contractor or a representative in its name for that end, the supervisor and/or Project Director designated by INE, performing and signing the corresponding Provisional Acceptance certificate.

Attached to act it will be included, if any that is needed, the list of minor work remaining to be corrected, that do not represent any impediment to the commercial operation of the Energy Storage System. INE will be able to commercially operate the system when the provisional acceptance certificate is signed, considering the technical guarantees of the energy storage systems established in the contractual documents. The operation will be carried out by INE following what is established in the provisions of the operating manuals and equipment maintenance and the recommendations of the contractor and/or manufacturer.

INE will proceed to the issuance of the provisional acceptance certificate within a period not to exceed ten (10) business days subsequent to the submission of plans "as built", the work guarantee certificate, operation and maintenance manuals, detail of fixed assets resulting from the project, Solvency ISSS (Pension and Health), the General Taxation Administration of the Ministry of Finance, for the municipal authorities of legal and pension fund managers (AF), including IPSFA or proof no enrollment in such institutions.

SECTION 29.  FINAL WORK ACCEPTANCE

After the guarantee period established in Article 30 has elapsed and there are no pending claims to be solved by the contractor, INE within ten (10) working days shall proceed to issue the Final Work Acceptance Certificate and it will release the guarantees that are found in its possession.

SECTION 30.  WARRANTY

The contractor guarantees that all obligations will be executed according to contract documents, and it commits to correct, amend or replace at no cost to INE any defect related to work performed or supplies delivered, provided that INE has given written notice of the defect within the contract warranty period. The warranty period shall be twelve (12) months from the date the Provisional Reception Certificate is signed and subject to INE’s proper project operation and maintenance pursuant to the operation and maintenance manuals delivered.

Any replacement or substitution in whole or in part, due to work defects performed or supplies provided during the warranty period, should also be guaranteed by a single additional period of twelve (12) months, counted from the date of correction or replacement thereof, for which the contractor submit a warranty certificate and a good work guarantee for the amount of the equipment replaced and work performed and for the period previously mentioned.

Any work performed and/or replacement within the warranty period, shall be performed within a period mutually agreed between INE’s Project Director and the Contractor, which will depend on the amount and defect type that occurs, who should do it so as to impact as little as possible the operation of the Energy Storage System, even if the need entails continuous work (24 hours).

The contractor shall bear all transportation costs from the delivery location to the place where repairs or replacement will be completed and vice versa, and other expenses incurred by the work repair and/or replacement or part thereof, including import taxes and VAT.

Contractor shall guarantee the Energy Storage System and the work construction in situ and installation described herein, as indicated below, for a period of one (1) year after the Provisional Reception Certificate is issued.

Facility Equipment. Contractor warrants that for a period of one (1) year after the Provisional Acceptance Certificate is issued (the “Warranty Period”), the Contractor’s workmanship and materials shall be free from material defects in design, materials or workmanship and the ALTI-ESS units provided to INE shall perform substantially in accordance with the ALTI-ESS Specifications and as measured by the Contractor Warranty Performance Test.  The sole and exclusive Contractor’s obligation, and the only and exclusive INE’s resource under guarantee, it is limited so that the Contractor makes reasonable commercial efforts to identify and correct any said defects and unconformities, so the Contractor can correct, repair or replace any defected item at the warranty discretion.

Civil Work Site. Contractor warrants that the installation at the Civil Work Site shall be free from material defects in design, materials or workmanship for a one (1) year period following issuance of the Minutes of Provisional Acceptance.

Repair Services.  Contractor warrants that all such Services shall be free from material defects in design, materials or are in conformance with the specifications in the applicable documentation.  If Contractor breaches this warranty, Contractor’s sole and exclusive obligation, and INE’s sole and exclusive remedy under this warranty, is to repeat the Services for or on behalf of the Contractor, for the account of the Contractor.

Notification and Warranty Procedure.  If INE determines there is a breach of this Contractor warranty, INE shall promptly notify Contractor in writing of the specific nature of the defect, providing examples of the defect and exact error messages being received, if it applies.  INE shall provide continuous independent remote access for Contractor data collection of operating and performance data from the Power Module units and energy control system to analyze and determine system operation parameters and performance.  Failure to provide this access will void said warranty as to the Facility Equipment.  If the Site Civil Works is covered under the warranties provided in this document, Contractor will promptly communicate remediation information and arrange for correction of a claim covered by the warranty.  If the Facility Equipment or Services are covered under the warranties provided in this document, Contractor will promptly send remediation and/or shipping instructions to INE. Facility Equipment components will be returned, or made available to Contractor.  Contractor shall examine the Facility Equipment components or Services and repair them without charge, subject to what such examination discloses, in Contractor’s ad INE’s reasonable opinion, that it is in fact defective under this warranty.  Should examination reveal that the Facility Equipment or Services are not defective or that they have become defective because of some cause that invalidates the warranty, Contractor will notify INE and request shipping instructions for the return or disposal of the Facility Equipment component.  In this event, Contractor will be due all shipping or travel charges it has incurred, as well as a reasonable charge for examination.  In the event the examination reveals that the Facility Equipment component or Services are defective, but for any reason it is not covered under the warranty as provided in this document, Contractor will prepare a Failure Analysis Report, and a quotation of the cost of repair or replacement, and communicate this information to INE.  INE may then either authorize repair of the Facility Equipment component or Services, or direct that the defective Facility Equipment component be returned to INE.  In this last event, Contractor will be owed all shipping or travel expenses it has incurred, as well as a reasonable charge for examination of the Facility Equipment component or Services.  Contractor, at its option, may elect to correct any warranty defects by sending its Field Engineering representatives to INE’s site to make on-site corrections.  INE shall bear the risk of damage and loss for all Facility Equipment components from or to Contractor’s designated service location. Facility Equipment components damaged in transit to or from Contractor’s designated service location will be billed based on time and material.  For any Facility Equipment component which proved to be defective and is covered under the warranties in this document, Contractor will repair or replace and ship at Contractor’s expense and reimburse INE for its initial shipping costs. Replaced components may include products that are equivalent to new ones which comply with original specifications. Contractor and INE shall agree in writing regarding any repair efforts by employees or contractors of INE that are authorized by Contractor.  In cases where removal of an entire Contractor Facility Equipment component for shipping to Contractor for repair is necessary, but the cost is prohibitive to INE, INE may request that the evaluation of defective parts be performed in their premises with the travel and expenses portion of the Field Engineer’s time to inspect the damaged Facility Equipment component paid by INE as such expense is not covered under this warranty.  On-site Field Engineering time spent on the evaluation and potential repair of the Facility Equipment components will be covered under warranty if it meets the requirements defined in this Warranty document.  If the Field Engineer determines that the reported defect is not covered by this Warranty document, then INE will be charged for the full price of the field dispatch (Labor, Materials, & Travel Expenses) and subsequent repair work.

System Operational and Storage Requirements. To comply with the warranty, INE must provide Contractor continuous access to an internet connection (via the SDC), including access through any firewall, to monitor the overall system performance.  INE must also ensure the system adheres to the environmental parameters established by Contractor to ensure optimal system performance and maintain warranty.

Authorization to Return Material. INE shall not return any Facility Equipment component claimed as defective without first receiving a Return Material Authorization (“RMA”) from the Contractor. Contractor reserves the right to refuse to accept any rejected or defective Facility Equipment component not bearing an RMA number on the outside of the carton and/or documentation accompanying the shipment, such as packing slips.

Timing for Reporting Warranty Claims.  Any claims covered by Contractor’s warranty should be promptly reported by INE to Contractor’s Support Group (CSG), but in no case later than ten (10) Days after discovery of the defect by INE.  INE must file a notice of breach of warranty to Contractor within this period to avail itself the use of this warranty.

Contractor Warranty Performance Test. Altairnano’s Warranty Performance Test should be used as the basis for the warranty claims on any of the Power Modules. It consists of the following:

***
Limited Warranty.  Contractor has no obligation under the stipulated warranties provided in this Section to make the repairs in the following cases: a) if INE should modify operations algorithms of ALTI-ESS; and b) if INE makes corrections to the BMS system that modify the performance and operation of the ALTI-ESS in accordance with the technical specifications defined in this contract and verified under Test Protocol Number *** dated July 21, 2008. Contractor is not responsible in any way for loss of INE data.  In addition, neither the Facilities Equipment or Site Civil Works shall be covered under the warranties provided in this Section when the defect is due to (a) abuse, misuse, vandalism, or abnormal conditions of operation outside the operating conditions set forth in ALTI-ESS Specification, (b) any damage to INE’s equipment or the Facility Equipment as a result of INE connecting components which have not been purchased from Contractor and/or inspected or approved by Contractor for connection to the Facility Equipment, (c) unauthorized attempts by other than Contractor personnel or agents to install, repair, or modify Facility Equipment, and (d) external causes to the Facility Equipment, such as lightning strikes, abnormal environmental conditions such as high salt concentrations or corrosive environments, or Force Majeure Events, or (e) where the equipment Service Tags or serial numbers have been removed or altered.

SECTION 31.  ADDITIONAL WARRANTY

The Contractor will provide warranty, for a period of two (2) years following the issuance of the Final Work Acceptance Certificate, the units known as “Line Replacement Units” (LRU) and the units known as “Battery Management System” (BMS), which are components of the modules of the ALTI-ESS Energy Storage System, that such units will not have defects in their design, materials or workmanship and that the units will operate in accordance with ALTI-ESS Specifications. This is the only and exclusive obligation of the Contractor, and the only and exclusive remedy of INE under this warranty, and is limited to the Contractor making reasonable commercial efforts to identify and correct any defects or malfunction in these units. Any claim covered by this limited warranty must be immediately reported by INE to the Contractor’s Support Group (GSC), within the following ten (10) Days from the defect finding by INE. This notification must be in writing, describing the impact of the defect, including examples of the result of the defect and the error reports issued by the monitoring and control system of the ALTI-ESS Energy Storage System. INE will allow remote access to the ALTI-ESS Energy Storage System so the Contractor may obtain operation and functioning data of the LRU and/or BMS units, to verify the operation and functioning parameters of the units in order to determine the defect cause.  Based on the information gathered, Contractor will proceed to prepare a defect report under the warranty, which will be provided to INE. Failure to provide this remote access will void the warranty. Once the unit malfunction has been determined, Contractor will proceed to (provide) a remedy, repair or replace any defective unit at the sole discretion and cost of the Contractor. The Contractor will bear the costs of transportation to the site of the units which have to be replaced. If Contractor determines the need to replace the LRU, Contractor will issue instructions to INE to send the defective unit to the Contractor within thirty days after the notification of the claim to the warranty issued by INE and the defect report under the warranty issued by the Contractor. The components replaced may include new components or equivalents that meet the original specifications.

SECTION 32.  COMMISSIONING TESTS

1)           COMMISSIONING TEST PROCEDURE

Commissioning tests or trials will be performed by Contractor as established in Exhibit F, and will cover verification of all the permanent items of the project, including civil works and electrical-mechanical equipment.

Contractor must use all equipment, documents and other information, consumables, instruments, workmanship, materials and personnel adequately qualified and with experience, necessary to carry out specific tests efficiently.

Contractor must prepare a detailed Schedule of the commissioning tests that it must perform, indicating the dates foreseen for initiating and finishing them, the means it intends to use and the specific procedures for each test, with indication of the specific standards or norms that must be observed.

Both parties by mutual agreement may modify the details of the proposed schedule.

2)           RESULTS OF THE COMMISSIONING TESTS

When the Contractor has concluded the commissioning tests to INE’s satisfaction, it will present the corresponding reports to INE not later than fourteen (14) business days after the tests have been performed, one copy in Spanish and one copy in English, with all the data and documents that supports them.

INE will have fourteen (14) business days to review the reports with the results of the commissioning tests and may approve or reject them, in which case it will indicate the reasons for the rejection.

3)           DELAYS IN PERFORMANCE OF COMMISSIONING TESTS

If Contractor unduly delays the commissioning tests as per the approved Detailed Schedule, INE may notify it to perform the delayed tests on dates determined by INE within a term of twenty one (21) business days after issuance of that notification.

4)           REJECTION OF COMMISSIONING TESTS

If the works or any permanent items of the project do not surpass any of the commissioning tests, INE may order that the failed tests be repeated in the same terms and conditions than the original ones. In this case, all additional expenses that the Contractor might have will be borne by it and the Contractor will not be entitled to make any term modifications and any other (modification) of its contractual responsibilities.

If after the originally failed tests for the Energy Storage System does not surpass any of the commissioning tests, INE will be entitled to:

a)	Order new repetitions of the commissioning tests in case the conditions shown in the schedule apply;

b)	Apply Section 35 clause regarding Penalties for Delays and Other Penalties.

SECTION 33.  LIQUIDATION OF CONTRACT

After the warranty period has elapsed, as provided in Section 30 of this contract and if there are no claims pending, within a maximum period of thirty (30) days INE will consider the contract liquidated.

Likewise, if the proper authority does not grant authorization under Article 47, within 120 days from the signing of this contract, it will terminate such (contract) without any liability to both parties.

Nevertheless, by the nature of this contract, the parties expressly agree that if authorization is not obtained by the arrival date specified in the previous subsection, they could extend by mutual agreement the term by a maximum period of 120 days.

SECTION 34.  END OF LIFE DISPOSAL.

Upon presenting the useful life of the battery modules ALTI-ESS, INE shall have the option to, at INE’s sole cost and expense, to ship such modules for recycling as per Contractor’s instructions. The cost of such recycling, other than shipment costs to the recycling location, shall be borne by Contractor.

SECTION 35.    DELAY PENALTY AND OTHER PENALTIES

1.       Delay Penalty

If the Commercial Operation of work does not occur before 425 days following INE’s compliance with Section 6 of the Contract, the Contractor must pay INE, as conventional penalty for such delay, the amount that may result from the calculation of the amounts indicated below per day attributed to the work delayed, during the term of this Contract.

a)	For each of the first thirty (30) delay Days in reaching Commercial Operation, Contractor shall pay INE an amount equivalent to ***% of the Contract Amount per day.

b)	For each subsequent thirty (30) delay Days in reaching Commercial Operation, Contractor shall pay INE an amount equivalent to ***% of the Contract Amount per day.

c)	For each subsequent delay days in reaching Commercial Operation, Contractor shall pay INE an amount equivalent to ***% of the Contract Amount per day.

2.           Penalty Related to ALTI-ESS Performance Levels

All below performance tests and liquidated damages are only applicable to final test results when the applicable tests are run prior to the release of the Project to INE for its commercial operation.

If the power performance test shows power performance test results less than *** the amount of power performance liquidated damages to be assessed against Contractor shall be calculated at the rate of *** for each kW by which the power performance test result is less than ***.  INE will not accept ALTI-ESS units that do not achieve power performance test of at least *** of the guarantee power performance test.  The Contractor will perform, at its own expense, the modifications, corrections or changes required to achieve the minimum guarantee power performance.

If the response time result efficiency performance test shows response time efficiency test results of less than ***, the amount of response efficiency liquidated damages to be assessed against the Contractor shall be calculated at the rate of *** for each one tenth of one percent that the response time efficiency performance is less than *** INE will not accept ALTI-ESS units that do not achieve power performance test of at least *** of the guarantee response time efficiency performance test.  The Contractor will perform, at its cost, the modifications, corrections or changes required to achieve the minimum guarantee response time efficiency.

If the energy capacity performance test result shows less than *** the energy amount energy capacity liquidated damages to be assessed against Contractor shall be calculated at the rate of *** for each kWh that the energy capacity is below ***.

If the maximum auxiliary load performance test result is greater than *** the amount of maximum auxiliary load liquidated damages to be assessed against Contractor shall be calculated at the rate of *** for each kW by which the Maximum Auxiliary Load is greater than ***.

SECTION 36.  DISCLAIMER

(a)	Limitation. The warranty provided under Section 30 is granted only to INE and will not be granted, nor may it be assigned to, any subsequent purchaser without the written consent of the Contractor.

(b)
The ALTI-ESS operating parameters are identified in Exhibit G within the System Operating Parameters and are hereby incorporated as reference. Without limiting the foregoing, in no event shall any ALTI-ESS component or ALTI-ESS component lots that substantially conform to their initial operating parameters, be considered defective or otherwise not in compliance with the terms and conditions of this Contract.

(c)	Limitation of Liability. Contractor shall not be liable to INE or any third party for the cost of supplies of ALTI-ESS substitutes or services, except for the warranty liabilities.

SECTION 37.  INSURANCE

During the execution phase of the Contract, Contractor will keep in full force all the insurance policy coverage specified in Exhibit D. In addition, Contractor shall verify that the Subcontractors are duly insured at all times. Contractor failure to maintain the corresponding coverage will not release it from any obligation or liability.

SECTION 38.  INTELLECTUAL PROPERTY INFRINGEMENT INDEMNIFICATION

Contractor will defend or settle out of court, at its own expense, any claim, suit or proceeding brought against INE to the extent it is based upon a claim that the ALTI-ESS sold pursuant to this Contract infringes any U.S. patent or copyright issued as of the date hereof, or misappropriates any trade secret of a third party. As a condition precedent to such obligation, INE agrees that it shall promptly notify Contractor in writing of any such claim or action and give Contractor full information and assistance in connection therewith. Contractor shall have the sole right to manage the defense of any such claim or action and the sole right to settle any such claim or action. If INE complies with the provisions hereof, Contractor will pay all damages (including reasonable attorneys’ fees) finally awarded to third parties in such action.  If ALTI-ESS is, or in the Contractor's opinion might be, held to infringe as set forth above, Contractor may, at its option replace or modify the ALTI-ESS, so as to avoid infringement, or obtain the right for INE to continue the use of the ALTI-ESS.  If neither of such alternatives is, in the Contractor's opinion, commercially reasonable, the infringing ALTI-ESS shall be returned to Contractor and Contractor's sole liability, in addition to its obligation to reimburse finally awarded damages as set forth above, shall be to pay to INE such damages, losses, costs or expenses as are incurred by INE as a result of such infringement (including attorneys’ and consultants’ fees and costs), including, without limitation, costs of replacement of the ALTI-ESS by a product of equivalent or better functionality. Notwithstanding any of the foregoing, Contractor’s total liability to INE for it shall be limited to the purchase price paid by INE to Contractor for the specific ALTI-ESS model and version which is the subject of such claim.

Limitations. Contractor will have no liability for any claim of infringement arising or alleging to have arisen as a result of INE’s particular use of the ALTI-ESS in combination with any items not supplied by Contractor or any modification of the ALTI-ESS by INE or third parties, or the failure to use the latest version of any software provided for the ALTI-ESS if infringement would have been avoided with such use.

Entire Liability.   THE FOREGOING STATES THE ENTIRE CONTRACTOR’S LIABILITY AND OBLIGATION TO INE OR ANY THIRD PARTY AND THE EXCLUSIVE REMEDY OF INE OR ANY THIRD PARTY WITH RESPECT TO THE ALLEGED OR ACTUAL INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING BUT NOT LIMITED TO, PATENT, COPYRIGHT AND TRADE SECRET RIGHTS.

SECTION 39.  CONTRACT TERMINATION FORMS

a)	Expiration
b)	By Mutual agreement
c)	By Revocation
d)	By Act of God or force majeure, and
e)	By other causes determined contractually

SECTION 40.  CONTRACT TERMINATION

INE may notify the Contractor of its intention to terminate the Contract without any liability thereto through written notice, expressing the reasons thereof, in the event of default by the Contractor of any of the Contract stipulations, unless it is the result of a force majeure event or Act of God.

A default event by the Contractor shall be the following:

a)
If the Contractor stops or abandons Project performance or construction for a period of over fifteen (15) business days, except if it is due to an order or instructions issued by a duly authorized representative of INE;

b)
If the Contractor fails in its obligation to obtain and maintain in force the Performance Bond and the Warranty Work Bond for the contract, as required, in the amounts and under the terms established in Section 11 of WARRANTIES herein;

c)
If at any moment Contractor receives an order of embargo or is declared insolvent or requests or accepts the imposition of a trustee or liquidator, or any of them is assigned to or takes possession of the Contractor or all or a substantial part of its assets and liabilities; if the Contractor or all or a substantial part of its properties, goods or income were subject to an embargo proceeding, suspension of payments, dissolution or liquidation; or if the Contractor executes a general assignment, or an agreement to benefit its creditors or threatens INE in writing to suspend operations or a substantial part of them; or take any other action or an event should occur due to laws applicable to the Contractor, that has a substantially similar effect to any of the foregoing;

d)
If any representation or guarantees made by the Contractor: (i) were false or inaccurate in any substantial aspect on the date of execution of this Contract; (ii) if it could be remedied but it continues to be false or inaccurate for a period of thirty (30) Days from the date of INE’s notification to the Contractor to that regard; and (iii) at the moment it is demonstrated that the representation or guarantee was false or inaccurate and it is significantly prejudicial to INE’s interests under this Contract.

e)	If the Contractor fails to obtain or maintain in force the insurance coverage to which it is bound according to Section 37 INSURANCE herein, or does not extend the bonds that are requested.

f)
If Contractor fails to obtain any permit required from any government and/or municipal authority within twenty (20) days following the one on which it had the obligation to obtain such permit, provided that, however, the situation causes a significant delay in the advancement of the work;

g)	If the Contractor without reasonable grounds fails to initiate, due to causes attributable to it, work under the Contract within fifteen (15) days after the date indicated in the initiation order;

h)
If the Contractor fails to allow INE or the duly empowered agencies, reasonable access to the facilities and data necessary for inspection, monitoring, and supervision of the materials and work performed and executed in the work.

i)	If the Contractor invokes the protection of its Government with regard to the contract;

j)	If the Contractor subcontracts part of the work of the Contract without having written authorization from INE;

k)
If the Contractor fails to comply with another substantial obligation under this Contract, and such default continues for a period of thirty (30) days from the date of reception of INE’s notification to the Contractor regarding such default.

The contractor could notify INE its intention to terminate the contract without liability to it, by written notice with a statement given reasons, for INE’s breach to any provision of the contract, unless it is the event of an Act of God.

SECTION 41.  EARLY TERMINATION

INE could decide on an early Contract termination herein due to the inconvenience thereof by serving a written notice to the Contractor at least thirty (30) Days in advance of the early termination date.

Upon presenting the early Contract termination, INE, together with the Contractor, shall prepare minutes specifying the following:

1.	The value of the work performed up to the early termination date.

2.	The value of equipment and materials purchased by the Contractor before the early termination date, and which could not be economically and timely reused by the Contractor in any other Contract.

3.	Transportation and storage costs incurred for the protection of the equipment and materials that the Contractor could economically reuse in another Contract, within a maximum term of six (6) months.

4.	The reasonable implicit costs of removing the equipment by the Contractor before the early termination date.

5.	The implicit return travel expense costs of the Contractor’s personnel who were exclusively employed for the work.

6.	The costs incurred by the Contractor in order to protect the work.

7.	The costs to cancel any subcontract related to the execution of the work.

8.	Contractor’s personnel costs directly responsible for carrying out early termination activities.

The amounts already paid to the Contractor and the advance payments pending amortization upon the early termination date shall be deducted from the amount arising from the calculation detailed in items 1 to 7.

SECTION 42.  WORK POSSESSION

INE shall not take work possession before the Provisional Acceptance Certificate is signed by both Parties; such signing by INE cannot be unreasonable withheld or delayed.

If the contract is terminated unilaterally or early on, INE will take possession of the work in the condition it is at that time.

SECTION 43.  DIRECT SETTLEMENT

When one of the parties requests direct settlement, such party shall serve a written notice to the other, specifying the differences, and shall request that the place, date and time for discussion thereof be established. The issue must be determined within fifteen (15) days after receipt of the request.

Once communication for the direct settlement has been received, the party requesting it shall be asked in writing to set the place, date and time referred to above, and the other party may introduce the items that it deems convenient.

Once the direct settlement procedure has been exhausted, if the dispute or controversy persists, the parties shall proceed in accordance with provisions of Section 43, JURISDICTION, and COMPETENCE AND APPLICABLE LAWS, to resolve the controversy that has arisen.

SECTION 44.  JURISDICTION, COMPETENCE AND APPLICABLE LAWS

All discrepancies, disagreement, difference, conflict, controversy or dispute arising between the parties in connection with this Contract relative to its application, execution, interpretation, validity, failure to comply or any other issue, must be amicably settled between them directly or, if the parties by common agreement so decide, through mediation or any other alternative means of solution of differences to which the “Law of Mediation, Conciliation and Arbitration” refers, within a maximum term of fifteen days from the day following the one on which the difference arose. If an agreement is not reached within the term indicated, such controversies will be presented for arbitration in the city of San Salvador, Republic of El Salvador and before the Center for Arbitration and Mediation of the Chamber of Commerce and Industry of El Salvador, in accordance with its Regulations.  The language of the arbitration shall be Spanish. In the absence of express procedural rules, the parties delegate their establishment to an arbitration panel. The arbitration panel shall be composed by three attorneys authorized in the Republic of El Salvador, freely practicing their profession, appointed one by each of the parties and a third appointed by these two in accordance with the Regulations of the Center for Mediation and Arbitration of the Chamber of Commerce and Industry of El Salvador.  If the arbitrators appointed by the parties or by the Center in their absence, do not agree on the appointment of the third arbitrator within a term of five (5) days after the acceptance of the last arbitrator appointed by them, the parties shall delegate to the Center for Mediation and Arbitration of the Chamber of Commerce and Industry of El Salvador the appointment of the third arbitrator in the same terms established for this case in paragraph five of article twenty five of the Regulations. The arbitrators must issue their award no later than ninety (90) days after their appointment.

This arbitration clause of the contract shall subsist even if its nullification is challenged, partially or totally, therefore in any case the exception of incompetence may not be invoked if one of the parties intends to promote any action before ordinary judges and/or tribunals. Without prejudice to the above, the parties indicate as special domicile the city of San Salvador in the Republic of El Salvador.

SECTION 45.  PROMOTION

Except as required by law, regulation or as reasonably required to assert its rights hereunder, neither Party shall disclose the specific terms of this Contract without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties acknowledge that each Party may desire to use the other Party’s name in press releases, product brochures and financial reports indicating the Parties’ relationship as seller and customer, and the Parties agree that each Party may use the other Party’s name in such a manner.

SECTION 46.  NOTICES.

All notices required hereunder shall be in writing and shall be deemed sufficiently given and received (i) upon delivery, if delivered personally, (ii) upon confirmed facsimile transmission, if sent by facsimile, (iii) upon delivery confirmation, if delivered by a specialized commercial courier service (such as, but not limited to, Federal Express or DHL), addressed in each instance to the parties at the addresses set forth below (or at such other addresses as shall be given by the Parties in accordance with this section) or  (iv) if by email, upon response from the party to whom it was addressed indicating delivery has been made.

SECTION 47.  EFFECTIVENESS OF THE CONTRACT

Herein, notwithstanding the contract is signed on this date, it will entered into force when the proper authority authorizes the market participation of the proposed energy storage system, in the commercial conditions in existence at the signing of the contract. As a result of the foregoing, the rights and obligations, guarantees and payments, as well as the issuance of the order to proceed with the present contract, will take effect from the communication of the proper authority to INE of its approval.

In witness whereof, we sign two (2) copies of this Contract of equal force, one which will remain the hands of the Contractor, while the other one (in the hands) of INE. In the City of San Salvador, February ninth, 2011.

To Contractor:
Name: Chris Coley - VP and General Counsel
Domicile: 204 Edison Way
Domicile (2)
City: Reno
State/Code: NV
Country: USA
Phone: 775-858-3742
Fax: 775-858-3731
Email: CColey@altairnano.com

To INE:
Name:
Domicile:
Domicile (2):
City:
State/Code:
Country:
Phone:
Fax:
Email:
INVERSIONES ENERGETICAS

Signature (illegible)	Signature (illegible)
JOSE MIGUEL APARICIO	INE S.A. DE C.V.
Special Representative	NICOLAS SALUME
LEGAL REPRESENTATIVE

Seal – Ana Maria Caceres Seoane – Republic of El Salvador

[NOTE: EXHIBITS OTHER THAN EXHIBIT G ARE NOT INCORPORATED INTO THE CONTRACT]

EXHIBIT G
SYSTEM OPERATING PARAMETERS

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